Exhibit 99.2

ABPRO CORPORATION AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

ABPRO CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash	$1	$723
Accounts receivable	302	88
Deferred offering costs	1,817	878
Prepaid expenses and other current assets	270	208
Total current assets	2,390	1,897

Restricted cash	140	138
Property and equipment, net	42	102
Right-of-use asset - operating lease	558	966
Security deposits	66	66
Patents, net	179	186
Total assets	$3,375	$3,355

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$5,259	$7,916
Accrued expenses	2,745	2,081
Operating lease liability, current	601	567
Finance lease liability, current	-	130
Notes payable, current – related parties	6,672	1,742
Total current liabilities	15,277	12,436
Operating lease liability, noncurrent	-	455
Total liabilities	15,277	12,891

Commitments and Contingencies (Note 7)

Convertible preferred stock, $0.001 par value, issuable in series:
Series F Convertible Preferred Stock; authorized shares – 4,444,444; issued and outstanding shares – 555,555; liquidation preference of $10,000 at September 30, 2024	9,991	9,991
Series E Convertible Preferred Stock; authorized, issued and outstanding shares – 3,303,966; liquidation preference of $30,000 at September 30, 2024	29,841	29,841
Series D Convertible Preferred Stock; authorized, issued and outstanding shares – 1,220,261; liquidation preference of $18,194 at September 30, 2024	17,622	17,622
Series C Convertible Preferred Stock; authorized, issued and outstanding shares – 2,005,687; liquidation preference of $15,725 at September 30, 2024	14,949	14,949
Series B Convertible Preferred Stock; authorized, issued and outstanding shares – 626,636; liquidation preference of $1,798 at September 30, 2024	1,401	1,401
Series A Redeemable, Convertible Preferred Stock; authorized, issued and outstanding shares – 19,254 shares; liquidation preference of $1,795 at September 30, 2024	1,795	1,795
Total convertible preferred stock	75,599	75,599

Stockholders’ deficit:
Common stock, $0.001 par value; authorized shares – 40,000,000; issued shares – 9,504,810 and 9,477,934, and outstanding shares – 9,402,034 and 9,375,158 at September 30, 2024 and December 31, 2023, respectively	9	9
Treasury stock, 102,776 shares at cost	(33)	(33)
Additional paid-in capital	21,442	19,911
Accumulated deficit	(109,468)	(105,571)
Total Abpro Corporation’s stockholders’ deficit	(88,050)	(85,684)
Non-controlling interest	549	549
Total stockholders’ deficit	(87,501)	(85,135)

Total liabilities, convertible preferred stock and stockholders’ deficit	$3,375	$3,355

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ABPRO CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Nine Months ended September 30,
	2024	2023
Revenue:
Research and development services	$183	$-
Collaboration revenue	-	52
Royalty	-	23
Total revenues	183	75

Operating expenses:
Research and development	2,469	3,108
General and administrative	4,864	4,899
Total operating expenses	7,333	8,007

Loss from operations	(7,150)	(7,932)

Other (expense) income:
Other income	3,556	-
Interest income	3	60
Interest expense	(306)	(15)
Total other income, net	3,253	45

Net loss	$(3,897)	$(7,887)

Net loss per share
Basic and diluted	$(0.42)	$(0.84)

Weighted average shares outstanding - basic and diluted	9,389,207	9,351,932

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ABPRO CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFFERED STOCK AND STOCKHOLDERS’ DEFICIT

For the Nine Months Ended September 30, 2024 and 2023

(Amounts in thousands, except share data)

(Unaudited)

	Series A Redeemable,		Series B		Series C		Series D		Series E		Series F		Total Convertible							Total
	Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Preferred Stock	Common Stock		Treasury Stock		Additional Paid-In	Accumulated	Abpro’s Stockholders’	Non-controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit	Interest	Deficit
Balances, as of December 31, 2023	19,254	$1,795	626,636	$1,401	2,005,687	$14,949	1,220,261	$17,622	3,303,966	$29,841	555,555	$9,991	$75,599	9,477,934	$9	(102,776)	$(33)	$19,911	$(105,571)	$(85,684)	$549	$(85,135)

Vesting of restricted stock units	-	-	-	-	-	-	-	-	-	-	-	-	-	26,876	-	-	-	-	-	-	-	-

Share-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,531	-	1,531	-	1,531

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(3,897)	(3,897)	-	(3,897)

Balances, as of September 30, 2024	19,254	$1,795	626,636	$1,401	2,005,687	$14,949	1,220,261	$17,622	3,303,966	$29,841	555,555	$9,991	$75,599	9,504,810	$9	(102,776)	$(33)	$21,442	$(109,468)	$(88,050)	$549	$(87,501)

Balances, as of December 31, 2022	19,254	$1,795	626,636	$1,401	2,005,687	$14,949	1,220,261	$17,622	3,303,966	$29,841	555,555	$9,991	$75,599	9,440,434	$9	(102,776)	$(33)	$17,606	$(93,865)	$(76,283)	$549	$(75,734)

Vesting of restricted stock units	-	-	-	-	-	-	-	-	-	-	-	-	-	28,126	-	-	-	-	-	-	-	-

Share-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,734	-	1,734	-	1,734

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(7,887)	(7,887)	-	(7,887)

Balances, as of September 30, 2023	19,254	$1,795	626,636	$1,401	2,005,687	$14,949	1,220,261	$17,622	3,303,966	$29,841	555,555	$9,991	$75,599	9,468,560	$9	(102,776)	$(33)	$19,340	$(101,752)	$(82,436)	$549	$(81,887)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ABPRO CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(3,897)	$(7,887)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	67	210
Share-based compensation	1,531	1,734
Amortization of operating lease right-of-use assets	408	382
Other income (see Note 2)	(3,556)	-
Noncash interest expense	53	-
Changes in operating assets and liabilities:
Accounts receivable	(214)	1,977
Prepaid expenses and other current assets	(62)	(209)
Accounts payable	325	(733)
Accrued expenses	551	(214)
Deferred revenue	-	(52)
Operating lease liability	(421)	(372)
Net cash used in operating activities	(5,215)	(5,164)

Cash Flows from Investing Activities:
Purchase of property and equipment	-	(48)
Net cash used in investing activities	-	(48)

Cash Flows from Financing Activities:
Proceeds from promissory notes	4,877	-
Payment of offering costs	(365)	-
Repayment of finance lease liabilities	(17)	(165)
Net cash provided by (used in) financing activities	4,495	(165)

Net change in cash and restricted cash	(720)	(5,377)
Cash and restricted cash - beginning of period	861	7,462
Cash and restricted cash - end of period	$141	$2,085

Supplemental disclosure of cash flow information and non-cash transactions:
Interest paid	$1	$14
Deferred offering costs included in accounts payable	$575	$-
Reclassification of residual value guarantees under finance lease to accrued expense	$113	$-

As reported within the unaudited condensed consolidated balance sheets:
Cash	$1	$1,947
Restricted cash	140	138
Total cash and restricted cash as presented in the balance sheet	$141	$2,085

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ABPRO CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

(Unaudited)

1.	Organization and Description of the Business

Nature of Operations

Abpro Corporation (the “Company”) founded in 2004, was incorporated under the laws of the State of Delaware. The Company is headquartered in Woburn, Massachusetts.

The Company is a biotechnology company dedicated to developing next-generation antibody therapeutics to improve the lives of patients with severe and life-threatening diseases. The Company is focused on the development of novel antibodies using its proprietary discovery and engineering platforms, primarily in the areas of immuno-oncology, ophthalmology and infectious disease.

Risks and Uncertainties

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of more advanced or effective therapies, dependence on key executives, protection of and dependence on proprietary technology, compliance with government regulations and ability to secure additional capital to fund operations. Programs currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure, and extensive compliance-reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

Business Combination Agreement

On November 13, 2024 (the “Closing Date”), the Company consummated a business combination (the “Closing” of the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of December 11, 2023 (the “Business Combination Agreement”) by and among the Company, Atlantic Coastal Acquisition Corp. II, a Delaware corporation (“ACAB”) and Abpro Merger Sub Corp., a Delaware corporation (“Merger Sub”). Pursuant to the Business Combination Agreement, on the Closing Date, (i) ACAB changed its name to “Abpro Holdings, Inc.,” (“New Abpro”) and (ii) Merger Sub merged with and into the Company, with the Company as the surviving company in the Business Combination. After giving effect to the Business Combination, the Company became a wholly owned subsidiary of ACAB. Shares of New Abpro commenced trading on the Nasdaq Capital Market on November 14, 2024.

Immediately prior to the effective time of the Business Combination, the Company’s Preferred Shares that were issued and outstanding were converted into shares of the New Abpro’s common stock. As a result of the Business Combination, among other things, each share of the Company’s common stock, par value $0.001 per share, was converted into the right to receive the number of shares of newly issued ACAB Series A Common Stock (the “ACAB New Common Shares”), par value $0.0001 per share, calculated based on the Exchange Ratio as set forth in the Business Combination Agreement. The Company’s common stock was exchanged for 39,123,200 shares of ACAB New Common Shares at the Closing Date.

Following the Closing, the Company’s stockholders shall be issued up to 14,500,000 additional shares of the Post-Combination Company common stock (“Earnout Shares”) if, within five calendar years after the closing of the Business Combination, the volume weighted average price of shares of Series A Common Stock on Nasdaq, or any other national securities exchange on which the shares of Series A Common Stock are then traded (“VWAP”) meets or exceeds three-tier target prices defined in the agreement, as follows:

a)	one-third of the total Earnout Shares, if, the VWAP is greater than or equal to $13.00 over any 20 trading days within any consecutive 30 trading day period (the “First Share Target”)

b)	one-third of the total Earnout Shares, if, the VWAP is greater than or equal to $15.00 over any 20 trading days within any consecutive 30 trading day period (the “Second Share Target”)

c)	one-third of the total Earnout Shares, if, the VWAP is greater than or equal to $18.00 over any 20 trading days within any consecutive 30 trading day period (the “Third Share Target”).

If following the Closing, a Change of Control (as defined in the Business Combination Agreement) occurs on or before the five year anniversary of the Closing Date, then if (i) the per share value of the consideration to be received by stockholders in connection with the Change of Control exceeds $13.00 per share and the First Share Target has not been previously achieved, then the First Share Target will be deemed to have been achieved, (ii) the per share value of the consideration to be received by stockholders exceeds $15.00 per share and the Second Share Target has not been previously achieved, then the Second Share Target will be deemed to have been achieved, and (iii) the per share value of the consideration to be received by stockholders exceeds $18.00 per share and the Third Share Target has not been previously achieved, then the Third Share Target will be deemed to have been achieved. Any Contingency Consideration that is not deemed to be earned in connection with the Change of Control shall be forfeited by the stockholders for no consideration.

Pursuant to the terms of the Business Combination Agreement, 600,601 shares of Series A common stock of New Abpro were issued at Closing to ACAB’s sponsor, Atlantic Coastal Management II LLC (the “Sponsor”) in lieu of repayment of $2,000,000 of Unpaid SPAC Expenses (as defined in the Business Combination Agreement) owed to the Sponsor as a result of advances made by the Sponsor to ACAB.

In connection with the Closing, ACAB’s articles of incorporation were amended to designate two classes of shares; preferred and common shares.

PIPE Subscription Agreements

On August 22, 2024, ACAB entered into a subscription agreement (the “Abpro Bio Subscription Agreement”) with Abpro Bio International, Inc. (“ABI”), pursuant to which ABI agreed to subscribe for and purchase, and ACAB agreed to issue and sell, 622,467 newly-issued shares of Series A common stock, of ACAB substantially concurrently with the closing of the Business Combination at a price of $10.00 per share, for an aggregate purchase price of $6,225, of which $4,225 through the conversion of the balance due by the Company to ABI under the promissory note agreement (see Note 8) and the remainder of $2,000 in cash. At the Closing, ABI received 622,467 in New Abpro shares in exchange for the $4,225 conversion of the promissory note and $2,000 cash as described above. In addition, pursuant to the Abpro Bio Subscription Agreement, ABI received an aggregate of 1,244,934 shares of Series A common stock reserved for use in the PIPE Financing or to obtain capital for ACAB or the surviving company, as defined in the Business Combination Agreement (the “Incentive Shares”).

On August 22, 2024, ACAB entered into a subscription agreement (the “Celltrion Subscription Agreement”, together with the “Abpro Bio Subscription Agreement”, collectively the “PIPE Subscription Agreements”) with Celltrion, pursuant to which Celltrion agreed to subscribe for and purchase, and ACAB agreed to issue and sell, 500,000 newly-issued shares of Series A common stock, of ACAB substantially concurrently with the closing of the Business Combination, at a price of $10.00 per share, for an aggregate purchase price of $5,000. Such shares of New Abpro were issued on the Closing Date. In addition, Celltrion received an aggregate of 1,000,000 Incentive Shares.

Non-Redemption Agreement

On November 5, 2024, the Company and ACAB entered into a non-redemption agreement (the “Non-Redemption Agreement”), with Sandia Investment Management LP on behalf of certain funds, investors, entities or accounts for which it or its affiliates acts as manager, sponsor or advisor (the “NRA Investors”). Pursuant to such Non-Redemption Agreement, each NRA Investor agreed to rescind or reverse any previously submitted redemption demand of the common stock of the Company held or to be acquired by such NRA Investor (the “NRA Investor Shares”) up to 124,352 shares of common stock in the aggregate.

At the Closing Date, the NRA Investors reversed redemption demands with respect to 11,043 Series A Common stock shares. Pursuant to the Non-Redemption Agreement, upon consummation of the Business Combination, ACAB shall pay or cause to be paid to the NRA Investors a payment in respect of their respective NRA Investor Shares from cash released from the trust account established in connection with ACAB’s initial public offering equal to the number of NRA Investor Shares multiplied by the redemption price, minus the number of NRA Investor Shares multiplied by $9.00. As such, New Abpro shall pay to the NRA Investors $26, based on the redemption price of $11.36 at the Closing Date.

Standby Equity Purchase Agreement

On October 30, 2024, the Company and ACAB entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”).

Pre-Paid Advances

Subject to the satisfaction of the conditions set forth in the SEPA, Yorkville shall advance to the post-combination Company the aggregate principal amount of $5,000 (the “Pre-Paid Advance”), which shall be evidenced by convertible promissory notes (each a “SEPA Promissory Note”). On November 14, 2024, New Abpro received the first Pre-Paid Advance and entered into the Yorkville Note (defined below). The second Pre-Paid Advance shall be in a principal amount of $2,000 and advanced on the later of (i) the second trading day after the initial registration statement filed pursuant to the Registration Rights Agreement (as defined below) becomes effective and (ii) the second trading day after the required shareholder approval to issue shares of the post-combination Company’s common stock in excess of the Exchange Cap (as defined) has been obtained. At each Pre-Advance Closing, Yorkville shall advance to the post-combination Company the principal amount of the Pre-Paid Advance, less a discount in an amount equal to 8% of the principal amount of the Pre-Paid Advance netted from the purchase price due and structured as an original issue discount, in immediately available funds to an account designated by the post-combination Company in writing, and the post-combination Company shall deliver a SEPA Promissory Note having a principal amount equal to the full amount of such Pre-Paid Advance, duly executed on behalf of the post-combination Company.

On November 14, 2024, pursuant to the SEPA, New Abpro entered into a Convertible Promissory Note (“Yorkville Note”) for $3,000,000, and received net proceeds of $2,755,000. The Yorkville Note has a maturity of November 13, 2025, incurs interest at a rate of 0% (or 18% upon the occurrence of an uncured Event of Default), and is redeemable at the option of New Abpro if the VWAP of New Abpro’s Common Stock is less than $11.50. New Abpro has a right to convert any portion of the Yorkville Note at any time at a conversion price equal to the lower of $11.50, 94% of the daily VWAP during the previous 5 consecutive trading days, which may be adjusted downward upon payment of stock dividend, stock split or reclassification, or if New Abpro issues Common Stock for no consideration or at a price lower than the then-effective Fixed Price (as defined in the Yorkville Note).

Advances

Upon the Closing of the Business Combination, the post-combination Company has the right, but not the obligation, to issue shares of its common stock pursuant to the SEPA to Yorkville (“Advance Shares”, and such issuance and sale, an “Advance”) and Yorkville shall subscribe for and purchase from the post-combination Company such Advance Shares, through written notice by the post-combination Company to Yorkville (“Advance Notice”), provided (i) no balance is outstanding under a SEPA Promissory Note, or (ii) if there is a balance outstanding under a SEPA Promissory Note, an Amortization Event (as defined in the SEPA Promissory Note), has occurred in accordance with and subject to the terms of the SEPA. The post-combination Company has the discretion to select the number of Advance Shares, not to exceed the Maximum Advance Amount (as defined below), that it desires to issue and sell to Yorkville in each Advance Notice. If any amount remains outstanding under any SEPA Promissory Note, without the prior written consent of Yorkville, the post-combination Company may only (other than with respect to a deemed Advance Notice pursuant to an Investor Notice (described below)) submit an Advance Notice (A) if an Amortization Event has occurred and the obligation of the post-combination Company to make monthly prepayments under the SEPA Promissory Note has not ceased, and (B) Yorkville pays the aggregate purchase price owed by the post-combination Company from such Advance by offsetting the amount of the Advance Proceeds against an equal amount outstanding under the subject SEPA Promissory Note, subject to the terms and conditions of the SEPA.

For as long as there is an outstanding balance under a SEPA Promissory Note, Yorkville has the right, but not the obligation, by delivery to the post-combination Company of Investor Notices (as defined in the SEPA), to cause an Advance Notice to be deemed delivered by Yorkville, which triggers the issuance and sale of Advance Shares to Yorkville, subject to terms and conditions as specified in the SEPA.

“Maximum Advance Amount” means (A) in respect of each Advance Notice delivered by the Company under the applicable provisions of the SEPA, an amount equal to one hundred percent (100%) of the average of the daily traded amount of its shares of common stock during the five consecutive trading days immediately preceding an Advance Notice, and (B) in respect of each Advance Notice deemed delivered by the Company pursuant to an Investor Notice, the amount selected by Yorkville in such Investor Notice, which amount shall not exceed the limitations set forth in Section 3.02 of the SEPA, including, among other things, (i) that all shares of the post-combination Company’s common stock beneficially owned by Yorkville and its affiliates shall not exceed 4.99% of the then outstanding voting power of the Company or number of shares of the Company’s common stock, (ii) that the aggregate number of shares issued and sold to Yorkville by the Company under the SEPA shall not exceed the amount registered in respect of the transaction contemplated by the SEPA under the Registration Statement (as defined below) then in effect and (iii) that the aggregate number of shares of common stock issued pursuant to Pre-Paid Advances (including the aggregation with the issuance of common stock under other Advances) cannot exceed 19.9% of the common stock of the post-combination Company outstanding as of the effective date of the SEPA (the “Exchange Cap”). The Exchange Cap shall not be applicable if: (a) the post-combination Company’s stockholders have approved the issuance of common stock in excess of the Exchange Cap in accordance with the applicable rules of Nasdaq Stock Market LLC (“Nasdaq”) or (b) the average price of all sales of common stock under the SEPA equals or exceed the lower of (i) the Nasdaq official closing price immediately preceding the effective date of the SEPA; or (ii) the average Nasdaq official closing price for the five trading days immediately preceding the effective date. The SEPA contemplates purchase by Yorkville of up to $50 million in aggregate gross purchase price for newly issued shares of the post-combination Company common stock.

The purchase price for the Advance Shares shall be the price per Advance Share obtained by multiplying the Market Price (i) by 96% in respect of an Advance Notice delivered by the Company with an Option 1 Pricing Period (defined by reference to VWAP on the trading day the Advance Notice is submitted), (ii) 97% in respect of an Advance Notice with an Option 2 Pricing Period (defined by reference to the lowest daily VWAP on three consecutive trading days commencing on the Advance Notice Date), or (iii) in the case of any Advance Notice delivered pursuant to an Investor Notice, equal to the Conversion Price (as defined in the SEPA Promissory Note).

Registration Rights Agreement

ACAB, Abpro and Yorkville also entered into a registration rights agreement (the “Registration Rights Agreement”), dated October 30, 2024, pursuant to which the ACAB agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the applicable registrable securities under the Registration Rights Agreement, including the Company’s shares of common stock issuable to Yorkville under the SEPA. The SEPA, Registration Rights Agreement, and the SEPA Promissory Note, and the documents executed in connection therewith, are referred to herein collectively as the “Financing Agreements.”

Forward Purchase Agreement

On November 7, 2024, ACAB and the Company entered into a Confirmation of an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement” or “Transaction”)) with Yorkville (the “Seller”) to which a maximum of up to 500,000 Shares (as defined below) (the “Maximum Number of Shares”) will be subject. For purposes of the Forward Purchase Agreement, (i) ACAB is referred to as the “Counterparty” prior to the consummation of the Business Combination, while New Abpro is referred to as the “Counterparty” after the consummation of the Business Combination and (ii) “Shares” means shares of the Series A common stock, par value $0.0001 per share, of the Company prior to the closing of the Business Combination (“ACAB Shares”), and, after the closing of the Business Combination, shares of common stock, par value $0.0001 per share, of New Abpro (“New Abpro Shares”). At the Closing Date, the Seller purchased 100,000 shares from third parties (“Recycled Shares”), pursuant to the pricing date notice dated November 12, 2024. Pursuant to the terms of the Forward Purchase Agreement, on the Closing Date, the Seller paid approximately $1,100 (the “Prepayment Amount”) equal to $11.36 per Recycled Share (the “Initial Price”).

The number of Recycled Shares subject to the Forward Purchase Agreement (being in no event more than the Maximum Number of Shares, the “Number of Shares”) is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

The reset price (the “Reset Price”) will initially be $10.00. The Reset Price will be subject to reset on a weekly basis commencing with the first full week following the Closing Date, to be the lowest of (a) the then current Reset Price, (b) $10.00 and (c) the VWAP Price of the Shares of the last 3 trading days in such week; provided, that in the event of a Dilutive Offering by the Counterparty, the Reset Price will also be reduced to equal the effective price per share in such Dilutive Offering immediately upon the occurrence of such Dilutive Offering. Furthermore, in the event that the Counterparty engages in a stock split, a reverse stock split or pays dividends in the form of Shares, the Reset Price shall be adjusted to reflect the effect thereof.

From time to time and on any date following the Trade Date (any such date, an “OET Date”) and subject to the terms and conditions in the Forward Purchase Agreement, the Seller may, in its absolute discretion, terminate the Transaction in whole or in part by providing written notice to the Counterparty (the “OET Notice”), by no later than the next Payment Date following the OET Date, (which will specify the quantity by which the Number of Shares will be reduced (such quantity, the “Terminated Shares”)). The effect of an OET Notice will be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Counterparty will be entitled to an amount from the Seller, and the Seller will pay to the Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date. The payment date may be changed within a month at the mutual agreement of the parties.

The “Valuation Date” is the earliest to occur of (a) the date that is 3 months after the Closing Date and (b) the date specified by the Seller in a written notice to be delivered to the Counterparty at the Seller’s discretion (which Valuation Date will not be earlier than the day such notice is effective) after the occurrence of any of (x) a VWAP Trigger Event, (y) a Delisting Event or (z) unless otherwise specified therein, upon any Additional Termination Event (defined below). The Valuation Date notice will become effective immediately upon its delivery from the Seller to the Counterparty in accordance with the Forward Purchase Agreement. Each of the following constitute an Additional Termination Event; (a) The Business Combination Agreement is terminated pursuant to its terms prior to the closing of the Business Combination; and (b) If it is, or, as a consequence of a change in law, regulation or interpretation, it becomes or will become, unlawful for the Seller to perform any of its obligations contemplated by the Transaction.

On the Cash Settlement Payment Date, which is the tenth local business day immediately following the last day of the Valuation Period, the Seller will remit to the Counterparty a cash amount (the “Settlement Amount”) equal to (i) the Number of Shares as of the Valuation Date, multiplied by (ii) the difference of (a) the volume weighted daily VWAP Price over the Valuation Period, less (b) $0.50, and the Seller will not otherwise be required to return to the Counterparty any of the Prepayment Amount. In the event that the difference of (a) the volume weighted daily VWAP Price over the Valuation Period, less (b) $0.50, is equal to or less than $0, then the Settlement Amount shall be $0.

The Seller has agreed to waive any redemption rights with respect to any Recycled Shares in connection with the Business Combination only during the term of the Forward Purchase Agreement. Such waiver may reduce the number of Shares redeemed in connection with the Business Combination, and such reduction could alter the perception of the potential strength of the Business Combination.

Severance Agreement

On November 21, 2024, the Company entered into a severance agreement with an executive of the post-combination Company (the “Severance Agreement”). Pursuant to the terms of the Severance Agreement, the Company made a severance payment of $221 upon execution of the agreement. The Severance Agreement supersedes and extinguishes all other agreements between the executive and the Company including, but not limited to, the ACAB Executive Note (see Note 8).

Going Concern

The Company is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt abouts its ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are available to be issued. Through September 30, 2024, the Company has funded its operations mainly through equity and debt financings, and to a lesser extent, payments received in connection with collaboration and license agreements.

Since inception, the Company has incurred recurring losses. The Company’s net losses totaled $3,897 and $7,887 for the nine months ended September 30, 2024 and 2023, respectively. The Company had an accumulated deficit of $109,468 as of September 30, 2024. The Company expects to incur operating losses for the foreseeable future.

On October 18, 2023, the Company entered into a promissory note agreement with ABI, a significant investor in the Company’s Series E and F convertible preferred stock (See Note 8), to receive up to $6,000. The Company received $5,225 through the date of issuance of these condensed consolidated financial statements under this promissory note, including $2,783 during the nine months ended September 30, 2024 (see Note 8 for terms and conditions).

On April 18, 2024, the Company entered into a promissory note agreement with one of its executives (See Note 8 for terms and conditions) to receive, as amended, up to $2,158 in funding. The Company received $1,997 through the date of issuance of these unaudited condensed consolidated financial statements under this promissory note, including $1,991 during the nine months ended September 30, 2024.

On August 16, 2024, an executive at ACAB agreed to loan the Company $103 and the Company agreed to repay a total of $206 at the earlier of i) November 20, 2024, and ii) the closing of the Business Combination. On November 21, 2024, the ACAB Executive Note was amended and the liability to the ACAB executive was cancelled. According to the terms of the amended note, the Company will repay the principal amount of $103. See Note 8.

On October 7, 2024, the Company entered into an additional promissory note with ABI (“the 2024 ABI Note”) to receive up to $1,000 from ABI in weekly installment of $250. The note accrues 10% interest and matures 5 business days after receipt of the proceeds under the PIPE Subscription Agreements. The Company received $1,000 under this note as of the Closing Date, and the balance of $1,000 was repaid in connection with the Closing.

In connection with the Closing of the Business Combination, the Company received approximately $2,300.

The future viability of the Company is largely dependent on its ability to raise additional capital to finance its operations. The Company expects to seek additional funding through equity and debt financings, collaboration agreements and research grants. Although the Company has been successful in raising capital in the past, there is no assurance that it will be successful in obtaining such additional financing on terms acceptable to the Company, if at all. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects.

Accordingly, based on the considerations discussed above, management has concluded there is substantial doubt as to the Company’s ability to continue as a going concern within one year after the date the condensed consolidated financial statements are issued. The Company plans to continue to fundraise, as well as seek alternate revenues from collaboration and license agreements. If adequate funds are not available, the Company may require initiating steps to slow cash burn, extending the cash runway until financing can be secured. The unaudited condensed consolidated financial statements do not include any adjustments with respect to the carrying amounts of assets and liabilities and their classification that might result from the outcome of this uncertainty.

2.	Summary of Significant Accounting Policies

For the nine months ended September 30, 2024, there have been no changes to the significant accounting policies as disclosed in Note 2 to the Consolidated Financial Statements included in the Company’s consolidated financial statements for the year ended December 31, 2023.

Basis of Presentation

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. These financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2023. The accompanying unaudited condensed financial statements include all adjustments that are of a normal recurring nature and necessary for the fair presentation of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for the full year.

The accompanying condensed consolidated financial statements include all of the accounts of the Company and its subsidiary, AbMed Corporation (“AbMed”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates in these consolidated financial statements include stock-based compensation expense, fair value of common stock, revenue allocated to various performance obligations under license and collaboration agreements, pre-clinical and clinical accrued expenses, discount rates in relation to lease right-of-use assets and liabilities, valuation and realizability of deferred tax assets and the ability to continue as a going concern. On an ongoing basis, the Company evaluates its estimates, judgments, and methodologies. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable. Due to the inherent uncertainty involved in making estimates, actual results could differ materially from those estimates.

In March 2022, the Company received an invoice from Mabwell (Shanghai) Bioscience Co., Ltd. (“Mabwell”) for approximately $3,500 in connection with the manufacturing of certain clinical material for the Company. The Company recorded the estimated amount in accounts payable based on the information available at the time, and subsequently engaged in discussion with Mabwell about the invoiced amount and its validity. The Company continued to dispute the amount and its contractual basis because the parties had neither finalized nor executed a clinical trial manufacturing agreement. In July 2024, the Company received communication from Mabwell that they will not be pursuing the collection of the originally invoiced amount. Accordingly, during the nine months ended September 30, 2024, the Company reversed the liability and recognized approximately $3,500 of other income.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting, underwriting fees and other costs that are directly related to the Business Combination. These costs will be accounted for as a reduction of proceeds received at the Closing Date. As of September 30, 2024 and December 31, 2023, the Company had deferred offering costs of $1,817 and $878.

Non-controlling Interest

The Company holds an 82% ownership interest in its consolidated subsidiary, AbMed. Non-controlling interest represents the portion of net book value in AbMed that is not owned by the Company and is reported as a component in stockholders’ equity on the condensed consolidated balance sheets. The Company bears all the operating costs of AbMed. Upon an event of default by the Company or upon a liquidation of AbMed, the non-controlling interest holder has the right to put its interest in AbMed to the Company. The amount to be paid under the redemption option is equal to $2.00 per share for each preferred share of AbMed stock held by the non-controlling interest holder plus all accrued and unpaid dividends thereon. The Company has not allocated any losses to the noncontrolling interests given that the preferred shares held by the non-controlling interest holder have no contractual obligations to share in the losses of AbMed. There were no operating activities in AbMed during the nine months ended September 30, 2024 and 2023.

Net Loss Per Share

The Company follows the two-class method to compute basic and diluted net loss per share attributable to common stockholders when shares meet the definition of participating securities. Series A, Series B, Series C, Series D, Series E and Series F (see Note 9) meet the definition of participating securities. The two-class method determines net income loss per common share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the earnings as if all income for the period had been distributed. During periods of loss, there is no allocation required under the two-class method due to there being no distributed earnings for the period coupled with the fact that the Company’s Series A, Series B, Series C, Series D, Series E and Series F do not contain a contractual right to absorb losses. Thus, all undistributed losses were allocated entirely to the Company’s outstanding common stock for all periods presented.

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period without consideration of potentially dilutive common stock. Diluted net loss per share attributable to common stockholders reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company unless inclusion of such shares would be anti-dilutive. As the Company has incurred losses for the nine months ended September 30, 2024 and 2023, basic and diluted net loss per share is the same for each period.

The following table presents the potentially dilutive shares that were excluded from the computation of diluted net loss per share of common stock attributable to common stockholders, because their effect was anti-dilutive:

	September 30,
	2024	2023
Convertible Preferred Stock	9,725,520	9,725,520
Warrants	61,009	61,009
Stock options	5,063,799	5,426,709
Unvested restricted stock units	18,959	55,209
Total	14,869,287	15,268,447

Segment Reporting

The Company conducts its business activities and reports financial results as one operating segment and one reportable segment, which is consistent with the Company structure and the way the Company operates its business.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” that addresses requests for improved income tax disclosures from investors that use the financial statements to make capital allocation decisions. Public entities must adopt the new guidance for fiscal years beginning after December 15, 2024. The amendments in this ASU must be applied on a retrospective basis to all prior periods presented in the financial statements and early adoption is permitted. The Company is currently evaluating the potential impact that the adoption of this standard will have on its financial statements.

In November 2023, FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures to improve disclosure requirements about reportable segments and address requests from investors for additional, more detailed information about a reportable segment’s expenses. This ASU requires that a public entity that has a single reportable segment provide all the disclosures required by the amendments in this ASU and all existing segment disclosures in Topic 280. Additionally, this ASU requires disclosures of significant segment expenses provided to the Chief Operating Decision Maker (“CODM”) and included in reported measures of segment profit and loss. Disclosure of the title and position of the CODM is required. This ASU requires interim and annual disclosures about a reportable segment’s profit or loss and assets. Furthermore, this ASU requires disclosure of other segment items by reportable segment including a description of its composition. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, on a retrospective basis. The disclosures will be implemented as required for the year-ended December 31, 2024. The Company is currently evaluating the impact of adopting this standard on its financial statements.

On November 4, 2024, the FASB issued ASU 2024-03, Accounting Standards Update 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The amendments in this ASU do not change or remove current expense disclosure requirements; however, the amendments affect where such information appears in the notes to financial statements because entities are required to include certain current disclosures in the same tabular format disclosure as the other disaggregation requirements in the amendments. This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the potential impact that the adoption of this standard will have on its financial statements.

Management does not believe that any additional recently issued, but not yet effective, accounting standards, if currently adopted, would have a material impact on the Company’s unaudited condensed financial statements.

3.	Property and Equipment

The Company’s property and equipment include the following:

	September 30,	December 31,
	2024	2023
Furniture and fixtures	$53	$53
Lab equipment	1,097	1,097
Computer hardware and software	15	15
Leasehold improvements	788	788
Equipment under finance leases	740	740
Property and Equipment	2,693	2,693
Less: Accumulated Depreciation	(2,651)	(2,591)
Total	$42	$102

Depreciation expense was $60 and $203 for the nine months ended September 30, 2024 and 2023, respectively.

4.	Accrued Expenses

Accrued expenses consisted of the following:

	September 30,	December 31,
	2024	2023
Accrued salaries and wages	$1,721	$1,398
Accrued professional fees	96	93
Accrued interest	196	5
Other accrued expenses	732	585
Total accrued expenses	$2,745	$2,081

5.	License and Collaboration Agreements

NJCTTQ Collaboration Agreement

In January 2019, the Company entered into a collaboration agreement with Nanjing Chia Tai Tianquing Pharmaceutical Co., Ltd. (“NJCTTQ”) to research, develop and commercialize two anti-Claudin 18.2 lead antibodies (the “NJCTTQ agreement”). Under the NJCTTQ agreement, the Company granted a non-exclusive, non-sublicensable research license and an exclusive, sublicensable license to NJCTTQ within the People’s Republic of China and Thailand (the “NJCTTQ Territory”). The initial term of this agreement was 5 years, which could be automatically renewed for another 5 years. If no collaboration project reached the clinical stage within the first 5 years of the NJCTTQ agreement, then this agreement would not have been renewed. The agreement expired in January 2024.

The Company is eligible to receive up to an aggregate of $405,000 of non-refundable milestone payments from NJCTTQ upon achieving certain development, regulatory approval, and commercialization and sales milestones for each unique licensed antibody or product in NJCTTQ Territory. The Company agreed to pay NJCTTQ up to an aggregate of $5,000 in nonrefundable amounts upon achieving of a regulatory milestone in the Company’s territory, which includes all other countries other than the NJCTTQ Territory. No milestones have been reached through the expiration of this agreement in January 2024, no products were sold by NJCTTQ, and no related revenue amounts have been recorded in the accompanying consolidated financial statements.

The Company and NJCTTQ agreed to pay reciprocal royalties, with each of them paying the other party low single-digit royalties, tiered based on net sales per calendar year in its territory. The agreement remains unrenewed as of September 30, 2024 after the expiration of its initial term. However, notwithstanding the agreement’s expiration, the low single-digit royalties and the $5,000 regulatory milestone payable to NJCTTQ based on commercial approval in the Company’s territory, as described above, will continue to apply. Through September 30, 2024, no products were sold by NJCTTQ or the Company under the NJCTTQ agreement and no regulatory milestones were achieved by the Company in the Company’s territory.

ABP-100 Collaboration and License Agreement

In December 2019, the Company entered into an exclusive collaboration and license agreement with a related party, ABI (the “ABP-100 agreement”). Under the ABP-100 agreement, the Company granted ABI the license to develop and commercialize products and services based on the Company’s Her2-hu-OKT3 bispecific antibody (“ABP-100”) within the territories of People’s Republic of China, Japan, South Korea, Southeast Asia, the Middle East and the Commonwealth of Independent States, as defined in the agreement. Unless earlier terminated, the ABP-100 agreement, will expire upon the satisfaction of all obligations under the agreement following the expiration of the last royalty payment obligation. Either party may terminate the agreement in the event of any uncured material breach by the other party. The license granted under the ABP-100 agreement was a sub-license from Memorial Sloan Kettering Cancer Center (“MSK”) pursuant to MSK License Agreement (see Note 6). This agreement was terminated due to the termination of the MSK License Agreement in September 2023.

Under the ABP-100 agreement, ABI agreed to use commercially reasonable efforts to reach certain development and commercial milestones for at least one licensed product or licensed service within specified timeframes. ABI is committed to pay the Company running royalties on net sales of any licensed products or services from the mid-single digit percentages to the low double-digit percentage, and the guaranteed annual minimum royalties of $30 starting on the first anniversary of the effective date of the agreement (which annual minimum royalties may be credited against the running royalties on net sales of any licensed products or services). Through the termination of this agreement in September 2023, no products were sold by ABI under the ABP-100 agreement. During the nine months ended September 30, 2024 and 2023, the Company earned $0 and $23 in minimum royalty payments, included in royalty revenue. As of both September 30, 2024 and December 31, 2023, the accounts receivable were $53, associated with the minimum royalties under this agreement.

In addition to the royalty payments, the Company could receive up to $498,000 in milestone payments per licensed product or licensed service upon the achievement of specified research and development and sales milestone events. No milestones have been reached through the termination of this agreement in September 2023.

The Company was also entitled to research funding fees for costs incurred by the Company for certain sponsored research activities and the reimbursement of 60% of the costs of certain product development directed activities, as outlined in the agreement. During the nine months ended September 30, 2024 and 2023, the Company did not earn any research funding fees.

Further, the Company was to be reimbursed for patent costs for all documented out of pocket associated with the preparation, filing, prosecution and maintenance of patent rights in the license territory. The Company did not receive any reimbursements of patent costs during the nine months ended September 30, 2024 and 2023.

ABP-201 Collaboration and License Agreement

In January 2020, the Company’s consolidated subsidiary, Abmed, entered into a collaboration and license agreement with ABI (the “ABP-201 Agreement”), pursuant to which the Company granted to ABI an exclusive, royalty-bearing, license under specified patent rights to make, use and sell certain of its proprietary ANG-2/VEGF-HIRK bispecific antibodies within the licensed territory comprising People’s Republic of China, Japan, South Korea, Southeast Asia, the Middle East and the Commonwealth of Independent States. Unless earlier terminated in accordance with its terms, the agreement remains in effect on a country-by-country basis until the expiration of the last royalty term in such country.

Under the ABP-201 agreement, ABI agreed to use commercially reasonable efforts to reach certain development and commercialization milestones for such bispecific antibodies within specified territories and timeframes. ABI is committed to pay the Company up to $56,500 in milestone payments upon achieving certain research and development events, up to $485,000 in milestone payments based on annual net sales per each licensed product, and a double-digit percentage royalty in the low teens, tiered based on cumulative net sales by ABI, its affiliates or sublicensees beginning with the first commercial sale of a licensed product in its territory. No milestones have been reached through September 30, 2024, no products were sold by ABI, and no related revenue amounts have been recorded in the accompanying consolidated financial statements.

Celltrion Collaboration and License Agreement

In September 2022, the Company entered into an exclusive collaboration and license agreement with Celltrion, Inc. (the “Original Celltrion Agreement”), a company organized and existing under the laws of South Korea (“Celltrion”). The Company and Celltrion entered into an amendment to the agreement on August 14, 2024 in connection with the execution of the Celltrion Subscription Agreement (the “Amended Celltrion Agreement”). The amendment is subject to termination by the Company or Celltrion if (i) the share purchase under the Celltrion Subscription Agreement is not completed, or (ii) the Celltrion Subscription Agreement is terminated pursuant to Section 7 of the Celltrion Subscription Agreement. Under the Amended Celltrion Agreement, the Company granted to Celltrion a worldwide exclusive license under specified patent rights to develop, make, have made, import, export, use, have used, sell and have sold certain of its proprietary ABP-102 bispecific antibodies. The License Agreement also provides that the Company is to perform certain preclinical in vitro studies. The License Agreement will remain in effect for so long as ABP-102 is being developed or commercialized anywhere in the world. Celltrion may terminate the license agreement at any time by providing six months prior written notice to the Company.

Celltrion is committed to pay the Company up to $10,000 under the Original Celltrion Agreement and $6,000 under the Amended Celltrion Agreement in milestone payments upon granting the license and achieving certain research and development events, up to $1,750,000 in milestone payments based on annual net sales per each licensed product. The proceeds from commercialization are subject to a 50/50 profit split. Amounts that may be paid by third-party collaborators, for example upfronts, milestones and/or royalty payments from territorial commercialization partners, are also subject to a 50/50 split. Following commercial approval of ABP-102, the Company has agreed to reimburse Celltrion 87.5% under the Original Celltrion Agreement and 250% under the Amended Celltrion Agreement of its direct and certain indirect costs and expenses incurred through first commercial sale. Under the Original Celltrion Agreement, Celltrion is entitled to offset amounts otherwise due to us under the agreement until our share of these costs has been paid back; provided that the Company is entitled to a minimum 25% (or 50% under the Amended Celltrion Agreement) of profit from commercial sales and from third-party collaborators regardless of the amount of unreimbursed development costs outstanding (and then 50% once the reimbursement has been made in full).

The first milestone of $2,000 was achieved upon granting the license at the collaboration effective date, as defined in the Celltrion Agreement, in December 2022 and received in January 2023. The Company allocated $64 to the initial obligation to perform in vitro testing for the research and development services and the remaining $1,936 to the license of the Company’s intellectual property, bundled with the associated know-how.

The Company’s initial obligation to perform in vitro testing for the research and development services represents a distinct performance obligation. The revenue for this performance obligation was be recognized on a straight-line based over the term of the studies. During the nine months ended September 30, 2024 and 2023, the Company recognized $0 and $52, respectively, in connection with this performance obligation, included in collaboration revenue. As of both September 30, 2024 and December 31, 2023, there was no deferred revenue associated with the performance obligation.

Milestone Payments. The Company is entitled to development milestones under the Celltrion Agreement and certain regulatory milestone payments which are paid upon receipt of regulatory approvals. Except for the first milestone of $2,000 achieved in 2022, no other milestone payments were earned through September 30, 2024. The Company evaluated whether the remaining milestones are considered probable of being reached and determined that their achievement is highly dependent on factors outside of the Company’s control. Therefore, these payments have been fully constrained and are not included in the transaction price. At the end of each subsequent reporting period, the Company will re-evaluate the probability of achievement of each milestone and any related constraint, and if necessary, adjust its estimate of the overall transaction price. Any such adjustments will be recorded on a cumulative catch-up basis, which would affect the reported amount of collaboration revenues in the period of adjustment.

Profit Splits.  As the license is deemed to be the predominant item to which profit splits relate, the Company will recognize revenue when the related sales or third-party collaborator income occur. No profit split revenue has been recognized from inception through September 30, 2024.

6.	Commitments under Research and Collaboration Agreements

MedImmune License Agreement

In August 2016, the Company entered into a collaboration and license agreement with MedImmune Limited (“MedImmune”), pursuant to which the Company received from MedImmune an exclusive, worldwide, royalty-bearing, sublicensable (subject to certain conditions) license to certain intellectual property rights relating to the Company’s ABP-200 product candidates (the “MedImmune License Agreement”). The Company agreed to use commercially reasonable efforts to reach certain development and commercialization milestones for such bispecific antibodies within specified timeframes. Unless earlier terminated in accordance with its terms, the MedImmune License Agreement, as amended, remains in effect on a country-by-country basis until the expiration of the last royalty term in such country as to be determined by the launch of products based on the ABP-200 product candidates. The Company is no longer developing ABP-200.

Under the MedImmune License Agreement, the Company agreed to pay milestone and royalty payments, including up to $244,000 in milestone payments, which are comprised of $14,000 upon meeting certain clinical development milestones, $80,000 upon achieving certain regulatory events and $150,000 upon meeting certain worldwide commercial sales thresholds; and tiered high-single to low double-digit percentage royalties based on annualized net sales of each product commercialized from our collaboration on a country-by-country basis. No milestones have been reached and no products were sold by the Company through September 30, 2024.

NCI License Agreement

In August 2017, the Company entered into a patent license agreement with the National Cancer Institute (the “NCI”), a division of the National Institutes of Health (the “NIH”), pursuant to which the Company received an exclusive, worldwide license to make, use, sell, offer to sell and import products covered by the licensed patents in the field of using certain monoclonal antibodies as monospecific or bispecific antibodies for the treatment of liver cancer (the “NCI License Agreement”). The license agreement was amended in May 2020 and October 2023 and the field of use was narrowed to the development and commercialization of a bispecific antibody for the treatment of GPC-3 expressing liver cancer using a particular moiety for targeting GPC3 and the timeline for development and commercialization was extended. Unless earlier terminated, the Company’s agreement with NCI will expire upon expiration of all licensed patent rights. The Company may also terminate the agreement as to any licenses in any country or territory upon 60 days written notice.

Pursuant to the NCI agreement and amendments, the Company agreed to pay low single-digit royalties based on net sales of licensed products as well as milestone payments of up to $3,995 due upon achievement of clinical and regulatory milestones, and up to $12,000 milestone payments due upon achievement of commercial milestones. No milestones have been reached and no products were sold by the Company through September 30, 2024.

The Company also has to pay the guaranteed annual minimum royalties of $25 starting on the effective date of the agreement (which annual minimum royalties may be credited against the running royalties on net sales of any licensed products or services). During each of the nine months ended September 30, 2024 and 2023, the Company incurred $19, in minimum royalty payments, included in research and development expenses. Under the amendment entered into in March 2020, the Company is also liable for the extension royalties of $225 payable under this agreement were rescheduled to become due in several installments starting in March 2022. As of September 30, 2024 and December 31, 2023, the accrued extension royalties were $200 and $175, respectively, included in accrued expenses and accounts payable in the condensed consolidated balance sheets.

The Company also agreed to reimburse patent costs for all documented out of pocket associated with the preparation, filing, prosecution and maintenance of patent rights. During both the nine months ended September 30, 2024 and 2023, the Company did not incur any expense related to the patent costs reimbursements.

Mabwell License Agreement

In October 2020, the Company entered into an exclusive collaboration and license agreement with Mabwell (Shanghai) BioScience Co., Ltd. (“Mabwell”) (the “Mabwell License Agreement”). The agreement was amended in November 2020. Under the Mabwell license agreement, the Company received a non-exclusive, royalty-free research purpose license as well as an exclusive commercial license within certain territories, as defined in the agreement, to Mabwell’s series of anti-SARS-CoV-2 monoclonal antibodies. Under the agreement, the Company is responsible for conducting at its sole expense, research and preclinical, clinical and other developments of any licensed products and bears all development costs and expenses related to obtaining or maintenance of marketing authorizations of licensed products in its territories. Mabwell is obligated, at the Company’s request, to supply the Licensed Antibodies to the Company for clinical trial purpose at costs plus margin as defined in the agreement. The parties agreed to undertake certain joint clinical research and development activities with a portion of the costs contributed by Mabwell. Unless earlier terminated, the Mabwell License Agreement will expire on the occurrence of the last to expire royalty term, which is the later of a) the expiration of the last to expire valid claim of the patent rights and b) ten years from the first commercial sale of such Licensed Product, and determined on jurisdiction-by-jurisdiction basis. Either party may terminate the agreement in the event of any uncured material breach by the other party.

The agreement provides for development milestones of up to $32,500 and annual sales milestone payments of up to $50,000 payable by the Company to Mabwell. The agreement also provides for a profit sharing, with Mabwell sharing 50% of the net profits from the licensed product sales in certain territories as defined in the agreement. The Company will also make tiered royalty payments in the mid to high single digits on net sales of commercial products in the licensed territory.

During the nine months ended September 30, 2024 and 2023, development activities under the Mabwell collaboration agreement were immaterial to the condensed consolidated financial statements. No milestones have been reached and no products were sold under the Mabwell License Agreement through September 30, 2024.

MSK License Agreement

In March 2017, the Company entered into an exclusive license agreement with Memorial Sloan Kettering Cancer Center (the “MSK License Agreement”), pursuant to which the Company received an exclusive, royalty-bearing, worldwide license under specified patent rights to make, use and sell certain of MSK’s proprietary Her2-huOKT3 bispecific antibodies. The agreement was amended on March 31, 2017, on March 31, 2018, and January 1, 2020. Unless earlier terminated in accordance with its terms, the agreement was to remain in effect on a country-by-country basis until the expiration of the last royalty term in such country as to be determined by the launch of products based on MSK antibodies. On September 19, 2023, MSK License Agreement was terminated by MSK due to the Company’s failure to make the payments for the patent costs reimbursements discussed below.

Under the MSK License Agreement, as amended, the Company agreed to use commercially reasonable efforts to reach certain development and commercialization milestones for such bispecific antibodies within specified territories and timeframes. The Company was committed to pay MSK up to $10,500 in milestone payments upon achieving certain research and development and commercialization events or within a certain number of months of the effective date, up to $30,000 in milestone payments based on net sales, and tiered mid-single-digit percentage royalties based on annualized net sales of each product commercialized from the collaboration with guaranteed annual minimum royalties between $20 and $30 depending on certain development events. During the nine months ended September 30, 2024 and 2023, the Company incurred $0 and $15 in minimum royalty, included in research and development expenses. During the nine months ended September 30, 2024 and 2023, the Company did not incur any milestone payments under this agreement. As of both September 30, 2024 and December 31, 2023, the accrued minimum royalty and milestone payments were $790, included in accounts payable in the condensed consolidated financial statements.

The Company also agreed to reimburse patent costs for all documented out of pocket costs associated with the preparation, filing, prosecution and maintenance of patent rights in the license territory. During the nine months ended September 30, 2024 and 2023, the Company expensed $0 and $49 respectively, related to the patent costs reimbursements, included in general and administrative expenses. As of both September 30, 2024 and December 31, 2023, the liabilities for the patent costs reimbursements were $273, included in other accrued expenses and accounts payable.

As of both September 30, 2024 and December 31, 2023, the accrued liabilities for the unpaid interest on the outstanding minimum royalty and milestone payments due to MSK were $169, included in other accrued expenses.

VAZYME License agreement

In April 2021, the Company entered into a License Agreement with VAZYME Biotech Co., Ltd (“VAZYME”) (the “VAZYME License Agreement”), pursuant to which the Company was granted an exclusive, perpetual, royalty-bearing, worldwide license under specified patent rights to research, develop and commercialize VAZYME proprietary anti-SARS-CoV-2 monoclonal antibodies. Unless earlier terminated in accordance with its terms, the agreement remains in effect on a country-by-country basis until the expiration of the last royalty term in such country.

Under the VAZYME License Agreement, the Company agreed to use commercially reasonable efforts to reach certain research and development, and commercialization milestones for such antibodies. The Company also agreed to pay $200 to VAZYME at the effective date of the agreement. The Company is committed to pay VAZYME up to $11,100 in milestone payments upon achieving certain research and development events, up to $70,000 in milestone payments based on annual net sales, and tiered low single-digit percentage royalties based on annualized net sales of each product commercialized from the collaboration. No milestones in the VAZYME License Agreement have been reached through September 30, 2024.

In December 2021, the Company entered into a Cooperation Agreement with Chengdu Bio-Innovate Pharmaceutical Technology Co., Ltd (“Bio-Innovate”) and a three-way sharing agreement with VAZYME and Bio-Innovate (“the Company”, “VAZYME” and “Bio-Innovate”, collectively “all parties”), pursuant to which the Company entrusted Bio-Innovate to perform certain preclinical testing and all parties agreed that VAZYME will ship the agreed antibodies to Bio-Innovate rather than the Company to fulfill the requirements under the VAZYME License Agreement.

For the nine months ended September 30, 2024 and 2023, the Company did not incur any expenses related to the VAZYME License Agreement. As of both September 30, 2024 and December 31, 2023, the accrued liabilities under this agreement were $200, included in accounts payable in the condensed consolidated financial statements.

7.	Commitments and Contingencies

Litigation

The Company, from time to time, is subject to legal proceedings and claims that arise in the ordinary course of business. Resolution of any such matter could have a material adverse effect on the results of operations and financial condition. The Company considers all claims on a periodic basis and based on known facts assesses whether potential losses are considered reasonably possible, probable and estimable. Based upon this assessment, the Company then evaluates disclosure requirements and whether to accrue for such claims in its condensed consolidated financial statements.

The Company records a provision for a contingent liability when it is both probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

On August 12, 2024, the Company’s landlord filed a court summons for eviction based on the Company’s failure to make payments pursuant to one of its lease agreement. According to the summons, the landlord is claiming the full amount of rental payments over the term of the lease. As of September 30, 2024, the Company owed $186 to the landlord in late rent. This amount was included in accounts payable in the condensed consolidated financial statements as of September 30, 2024. On October 21, 2024, the Company paid the landlord $100 for late rent and maintenance expenses. A court date was scheduled for November 14, 2024, and has been subsequently postponed to November 21, 2024. On November 20, 2024, the Company paid the landlord $115 and on November 25, 2024, the court summons for eviction was dismissed by the landlord.

On September 12, 2023, a CRO vendor filed a lawsuit against the Company based on the Company’s failure to make certain installments pursuant to a settlement agreement entered into with this vendor on January 23, 2023. Under the settlement agreement, the Company agreed to pay a total of $1,644 to the vendor, with $600 due 5 business days after the settlement effective date and ten monthly installments, approximately $104 each, starting in February 2023. The Company made the upfront payment and the first four monthly installments for a total of $1,016 but failed to make the monthly installment payments due after May 2023. On January 24, 2024, the Company received the endorsement on motion for default judgment which requested the Company to pay approximately $700 to the CRO vendor. During the nine months ended September 30, 2024, the Company accrued an additional $60 in interest, included in the interest expense. During the nine month ended September 30, 2024, the Company made an $11 payment to CRO. As of September 30, 2024 and December 31, 2023, the outstanding balance under this settlement agreement was $726 and $751, respectively. These amounts were included in accounts payable and accrued expenses in the condensed consolidated financial statements as of September 30, 2024 and December 31, 2023.

In addition to the lawsuit from a CRO vendor above, the Company accrued $325 and $379 as of September 30, 2024 and December 31, 2023, respectively, related to disputed invoices with vendors.

In June 2023, the Company received a notice of breach from MSK followed by a notice of termination in September 2023, pursuant to which MSK demanded payments totaling $1,230 for the services performed under the MSK License Agreement (see Note 6). The corresponding liability is included in accounts payable and accrued expenses in the consolidated financial statements as of both September 30, 2024 and December 31, 2023.

The MedImmune License Agreement (see Note 6) provides for a research plan with target dates for an IND application (July 2021) and Phase II commencement (December 2022). These target dates were not met, which gives MedImmune (now AstraZeneca) a termination right. The Company continues to provide annual development reports to MedImmune/AstraZeneca, most recently in January 2024. The Company does not expect a material impact on our business if MedImmune/AstraZeneca terminates this agreement. This license was originally entered into in connection with the development of ABP-200, which the Company is no longer developing. The Company believed that it does not need the intellectual property licensed under that agreement for the development and eventual commercialization of ABP-201 or any of its other programs.

8.	Notes Payable – Related Parties

Promissory Note with ABI

On October 18, 2023, the Company entered into a promissory note agreement with ABI, a significant investor in the Company’s Series E and F convertible preferred stock, to receive up to $6,000. The promissory note accrues interest at a rate of 5% per annum on the principal amount of each installment from the installment funding date until the maturity date and at a rate of 7% per annum after the maturity date if any amounts then remain outstanding. The “Maturity Date” is defined in the agreement as the earlier of (i) eighteen months from the funding date and (ii) the successful closing of the Business Combination. On August 22, 2024, ACAB entered into a subscription agreement (the “Abpro Bio Subscription Agreement”) with ABI, pursuant to which ABI agreed to subscribe for and purchase, and ACAB agreed to issue and sell, 622,467 newly-issued shares of Series A common stock, of ACAB substantially concurrently with the closing of the Business Combination at a price of $10.00 per share, for an aggregate purchase price of $6,225, of which $4,225 through the conversion of the balance due by the Company to ABI under the promissory note agreement and the remainder of $2,000 in cash. This note is reported as current liabilities in the condensed consolidated balance sheets based on the expectation that the Business Combination will close before the end of 2024.

As of September 30, 2024 and December 31, 2023, the outstanding balance under this promissory note was $4,225 and $1,442, respectively. During the nine months ended September 30, 2024, the Company recorded $142 of interest expense on this promissory note.

Promissory Notes with Executive and Director

On December 29, 2023, the Company issued promissory notes to one of its executives and one of its directors, in the principal amount of $176 and $124, respectively, for deferred bonuses. Amounts under the promissory notes plus accrued interest are due and payable on the earlier of (i) the closing of the Business Combination and (ii) June 29, 2025. These promissory notes accrue interest at 5% per annum until the maturity date and 7% thereafter. These promissory notes are reported as current liabilities in the condensed consolidated balance sheets based on the expectation that the Business Combination will close before the end of 2024.

On April 18, 2024, the Company entered into a separate promissory note agreement with the same executive to receive, as amended, up to $2,158 in funding. During the nine months ended September 30, 2024, the Company received $1,991 from the executive under this agreement. These advances accrue interest at 7.5% per annum through the maturity date and at 9.5% per annum after the maturity date if any amounts then remain outstanding. All advances, plus accrued interest, are due and payable on the earlier of (i) the closing of the Business Combination and (ii) November 20, 2024. This promissory note agreement includes early repayment provisions which state that if in any calendar month prior to the closing of the Business Combination, the Company receives capital or cash flows from another party, then the executive will be paid 10% of such proceeds prior to any other obligations that the Company may have until the principal and interest have been repaid, however, no amounts were paid to the executive as a result of the promissory notes issued during the three months ended September 30, 2024 or from those disclosed in Note 15.

At the Closing, the outstanding promissory notes of $1,997 were converted into 600,000 New Abpro shares. In addition, at the Closing, the accrued interest on this promissory note totaling approximately $150 was repaid in cash. Pursuant to the terms of the promissory note, the Company agreed to cause to be issued to the executive a number of New Abpro stock options or warrants in an amount equal to the outstanding principal amount of such promissory note, subject to required approval by the New Abpro Board of Directors and Compensation Committee and registration of such securities on Form S-8.

As of September 30, 2024 and December 31, 2023, the total outstanding balance under the promissory notes with executive and director were $2,291 and $300 respectively. For the nine months ended September 30, 2024, the Company incurred approximately $48 in interest under these agreements.

Promissory Note with ACAB Executive

On August 16, 2024, an executive at ACAB agreed to loan the Company $103 under a promissory note (the “ACAB Executive Note”). The ACAB Executive Note does not accrue interest and the Company agreed to repay a total of $206 at the earlier of i) November 20, 2024, and ii) the closing of the Business Combination. This promissory note is reported as a current liability in the condensed consolidated balance sheets based on the expectation that the Business Combination will close before the end of 2024. The Company initially recorded a discount of $103 against the total repayment obligations of $206 for this promissory note, within notes payable in the condensed consolidated balance sheet.

As of September 30, 2024 and December 31, 2023, the total balance under the promissory note with the ACAB executive were $156 and $0 respectively. The Company amortized the $103 discount on the note into interest expense over the term of the note using the effective interest method, which resulted in the recording of $53 of interest expense for the nine months ended September 30, 2024.

On November 21, 2024, the ACAB Executive Note was amended to clarify that it should have been for the benefit of Abpro Holdings, Inc (formerly ACAB). Pursuant to the Severance Agreement (Note 1), the liability to the ACAB executive was cancelled. According to the terms of the amended note, the Company will repay the principal amount of $103. The note does not bear interest and is payable upon demand by Abpro Holdings, Inc. on or before December 31, 2024.

9.	Stockholders’ Equity

The Company’s Amended and Restated Certificate of Incorporation (“Restated Charter”) authorizes the issuance of up to 40,000,000 shares in common stock and up to 11,620,248 shares in preferred stock. The Company’s Certificate of Incorporation, as amended, authorizes the issuance of Series A Redeemable Convertible Preferred Stock (“Series A”), Series B Convertible Preferred Stock (“Series B”), Series C Convertible Preferred Stock (“Series C”), Series D Convertible Preferred Stock (“Series D”), Series E Convertible Preferred Stock (“Series E”) and Series F Convertible Preferred Stock (“Series F”), collectively referred to as “Convertible Preferred Stock”.

Significant terms of the Convertible Preferred Stock are as follows:

Dividends

Dividends may be paid on the Preferred Stock when, as and if declared by the Board of Directors (the “Board”). The rights of holders of Preferred Stock to payment of any dividends shall be pro rata with the rights of holders of common stock. There have been no dividends declared by the Board through September 30, 2024.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, at any time after date of issuance of such share into the number of fully paid and non-assessable shares of common stock, which is determined by dividing the original issue price for such series by the applicable conversion price then in effect. The conversion price of Series A, Series B, Series C, Series D, Series E and Series F is $0.9323, $2.8725, $7.8441, $13.89, $9.08 and $18.00 per share, respectively.

Each share of Preferred Stock is automatically convertible into common stock upon the earlier of a Qualified IPO, defined as having net proceeds to the Company that is not less than $30,000, the consummation of a transaction or series of related transactions by merger, consolidation, share exchange or otherwise of the Company with a publicly-traded special purpose acquisition company with gross proceeds of at least $30,000 from the sale of its equity securities, or by vote of the holders of a majority of the then outstanding shares of one of the classes (Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock), voting each as a single class on an as-converted basis.

Voting

Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the Preferred Stock could be converted as of the record date. Except as otherwise specified in the Certificate of Incorporation, the holders of Preferred Stock and the holders of common stock vote as a single class on all matters submitted to a vote of stockholders, and not as separate classes. Series A, Series B, Series C, and Series D stockholders are collectively entitled to elect one director. In addition, four directors may be elected by the majority of the common stock held by the founders of the Company.

Redemption Rights

At any time after January 1, 2019, and at the election of the holders of at least a majority of the then outstanding shares of Series A, the Company shall redeem all of Series A elected by the outstanding shares of Series A that have not been previously converted into common stock. The Company is to redeem the shares of Series A by paying in cash an amount per share equal to the original issue price for such Series A of $93.23 per share, plus all declared and unpaid dividends in three equal annual installments.

The Convertible Preferred Stock is redeemable upon a change in control. The occurrence of a change in control shall be deemed a Liquidation Event and the holders of shares of Convertible Preferred Stock then outstanding will be entitled to the same rights outlined in the Liquidation Preference section below. The deemed Liquidation Event was defined as (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any bona fide sale of stock solely for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain, immediately after such transaction or series of transactions, as a result of shares in the Company held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such surviving entity; or (ii) a sale, lease, transfer, exchange, exclusive license or other description of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions. As such, the Convertible Preferred Stock is classified as temporary equity in the condensed consolidated financial statements.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series F, Series E and Series D are entitled to receive, prior and in preference to any distribution to the holders of the common stock or any other series of Preferred Stock, an amount per share for each share of Series F, Series E and Series D held by them equal to the sum of original issue price, and all declared but unpaid dividends (if any).

After the payment or setting aside for payments to the Series F, Series E and Series D, the event of any liquidation, dissolution or winding up of the Company or other liquidation event, either voluntary and involuntary, the holders of the Series C are entitled to receive, prior and in preference to any distribution to the holders of the common stock, Series A, or Series B, an amount per share for each share of Series C held by them equal to the sum of original issue price and all declared but unpaid dividends (if any).

After the payment or setting aside for payment to the holders of Series F, Series E, Series D, and Series C, in the event of any liquidation, dissolution or winding up of the Company or other liquidation event, either voluntary or involuntary, the holders of the Series A and Series B are entitled to receive, prior and in preference to any distribution to the holders of the common stock, an amount per share for each share of Series A or Series B, held by them equal to the sum of original issue price and all declared but unpaid dividends (if any).

After the payment or setting aside for payment to the holders of the Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company or other liquidation event, either voluntary or involuntary, the holders of the common stock are entitled to receive remaining assets of the Company legally available for distribution on a pro rata basis.

10.	Share-Based Compensation

2014 Stock Incentive Plan

The Company’s 2014 Stock Incentive Plan (the “2014 Plan”) provides for the Company to sell or issue restricted common stock, or to grant incentive stock options or nonqualified stock options for the purchase of common stock, to employees, members of the Board and consultants of the Company. The 2014 Plan is administered by the Board, or at the discretion of the Board, by a committee of the Board. Stock options granted to employees and directors typically vest over four years. Stock options granted to non-employees typically vest immediately at the grant date. The maximum contractual term of the stock options is ten years.

Under the 2014 Plan, as amended, a total of 6,534,395 shares of common stock may be issued. The 2014 Plan expired in accordance with its original terms on February 2, 2024 and no additional awards may be granted thereunder after that date.

Stock Options

The summary of the Company’s stock option activity is as follows:

			Weighted-
		Weighted-	Average
	Number of	Average	Remaining
	Stock Options	Exercise Price	Contractual Life
Outstanding at December 31, 2023	5,414,848	$3.34	6.1
Granted	-	-	-
Exercised	-	-	-
Forfeited/Expired	(351,049)	1.34	-
Outstanding at September 30, 2024	5,063,799	$3.48	5.4
Exercisable at September 30, 2024	4,179,329	$3.49	5.3

Stock Option Valuation

The assumptions that the Company used to determine the fair value of the stock options granted to employees, directors and nonemployees were as follows:

Nine-Month Period Ended September 30,
2023
Risk-free interest rate	3.53%
Expected term (in years)	6.3
Expected volatility	71%
Expected dividend yield	0%

No stock options were granted during the nine months ended September 30, 2024. The weighted average grant date fair value of awards granted during the nine months ended September 30, 2023 was $4.26 per share.

Restricted Stock Units

The Company grants restricted stock units (“RSUs”) to various employees and directors. These RSUs cliff vest on the first anniversary of the grant date. The fair value of the RSUs is determined based upon the fair value of the underlying common stock as of the grant date.

The summary of the Company’s restricted stock units activity is as follows:

		Weighted- Average	Weighted- Average Remaining
	Number of Shares	Grant Date Fair Value	Vesting Period
Outstanding at December 31, 2023	45,835	$3.33	1.2
Granted	-	-	-
Vested	(26,876)	3.33	-
Forfeited	-	-	-
Outstanding at September 30, 2024	18,959	$3.33	0.5

Stock-Based Compensation Expense

The summary of the recorded stock-based compensation expense is follows:

	Nine Months Ended September 30,
	2024	2023

Research and development	$62	$91
General and administrative	1,469	1,643
Total stock-based compensation	$1,531	$1,734

As of September 30, 2024, there was approximately $1,671 of unrecognized compensation cost related to unvested stock option awards that are expected to be recognized over a weighted-average period of 1.3 years. As of September 30, 2024 there was approximately $58 of unrecognized compensation cost related to unvested restricted stock awards that are expected to be recognized over a weighted-average period of 0.5 years.

11.	Warrants

Common Stock Warrants

The following presents information about warrants to purchase common stock outstanding as of September 30, 2024:

		Weighted-	Average
		Average	Remaining
	Shares	Exercise Price	Contractual Life
2017 Warrants	61,009	$14.91	5.49 years

No warrants were issued or exercised during the nine months ended September 30, 2024 and 2023. These 2017 Warrants expire between March 13, 2030 and October 10, 2030 or upon the consummation of the Business Combination, unless exercised.

12.	Employee Benefit Plan

The Company has a 401(k) retirement plan available to all eligible employees. During the nine months ended September 30, 2024 and 2023, the Company made $101 and $80 in matching contributions, respectively, to the plan.

13.	Related Parties

On January 15, 2020, the Company entered into an agreement for various consulting services, as defined in the agreement, with a member of the Company’s Board of Directors. On January 1, 2023, the Company entered into a new consulting agreement with the same director, which superseded the agreement dated in January 2020. The agreement was terminated during the nine months ended September 30, 2024. During the nine months ended September 30, 2024 and 2023, the Company incurred $83 and $188 under this agreement, respectively. As of both September 30, 2024 and December 31, 2023, the unpaid amount was $21.

On December 1, 2021, the Company entered into a consulting agreement with a member of the Company’s Board of Directors. Under the agreement, the Company is obligated to pay fees for various consulting services, as defined in the agreement. This agreement was terminated in May 2022. The Company did not incur any expense under this agreement during the nine months ended September 30, 2024 and 2023. As of both September 30, 2024 and December 31, 2023, the unpaid balance was $8.

In September 2022, the Company entered into a collaboration and license agreement with Celltrion, a significant investor in the Company’s Series F, as discussed in Note 5. The Company entered into the ABP-100 Agreement and ABP-201 Agreement with ABI, a significant investor in the Company’s Series E and F, described in Note 5.

On March 13, 2023, the Company’s CEO, upon the approval of the Company’s Board of Directors, transferred $5,000 from the Company’s bank account at First Republic Bank to his personal bank account as an emergency response to the collapse of First Republic Bank. This amount was recorded in receivable from related party as of March 31, 2023. The full amount of $5,000 plus accrued interest of $18 was returned to the Company on May 3, 2023, with a remaining balance of accrued interest of $3 as of September 30, 2024.

On October 18, 2023, the Company issued a promissory note to ABI in the principal amount of up to $6,000 for expenses incurred in connection with the Business Combination and for its operating expenses, as discussed in Note 8.

On December 29, 2023, the Company issued promissory notes to one of its executives and one of its directors in the principal amount of $176 and $124, respectively, as discussed in Note 8.

On April 18, 2024, the Company entered into a separate promissory note agreement with the same executive to receive, as amended, up to $2,158 in funding. During the nine months ended September 30, 2024, the Company received $1,991 from the executive under this agreement. See Note 8.

On April 18, 2024, the Company entered into an agreement with an executive to defer payment of compensation from April 18, 2024 until the earlier of (i) the closing of the Business Combination and (ii) November 20, 2024. The executive’s deferred wages at September 30, 2024 and December 31, 2023 were $221 and $0, respectively, and were included in accrued expenses in the condensed consolidated balance sheets.

14.	Income Taxes

The Company did not record any income tax provision or benefit for the nine months ended September 30, 2024 and 2023. The Company has evaluated the positive and negative evidence bearing upon its ability to realize any deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its history of gross losses and has concluded that it is not more likely than not that the Company will realize the benefits of any deferred tax assets. Accordingly, a full valuation allowance has been established against the deferred tax assets as of September 30, 2024 and December 31, 2023. Management reevaluates the positive and negative evidence at each reporting period.

15.	Subsequent Events

Promissory Note with ABI

On October 7, 2024, the Company entered into an additional promissory note with ABI (“the 2024 ABI Note”) to receive up to $1,000 from ABI in weekly installment of $250. The note accrues 10% interest and matures 5 business days after receipt of the proceeds under the PIPE Subscription Agreements (see Note 1). The Company received $1,000 under this note as of the Closing Date, and the balance of $1,000 was repaid in connection with the Closing.

Promissory Note Agreements with Executive

On October 15, 2024, the Company received $6 as part of the April 18, 2024 agreement, as amended, to receive advances from an executive. As of the issuance date of these financial statements, the Company received $1,997 in advances from the executive. See Note 8 for further details. At the Closing, the outstanding promissory notes of $1,997 were converted into 600,000 New Abpro shares. In addition, at the Closing, the accrued interest on this promissory note totaling approximately $150 was repaid in cash.

Advisory Service Agreement

On October 18, 2024, the Company and ACAB entered into a service agreement with a service provider to provide capital market advisory services in relation to the Business Combination. Under the advisory service agreement, the Company committed to pay to the service provider a $500 fee for the services and a premium payment of $125. This commitment is secured by a $525 promissory note dated as of October 18, 2024. The note accrues 15% annual compounded interest and is due at the closing date of the Business Combination. The note was paid in full on the Closing Date.

Promissory Note with ACAB Executive

On November 21, 2024, the ACAB Executive Note was amended (Note 8) and the liability to the ACAB executive was cancelled. According to the terms of the amended note, the Company will repay the principal amount of $103.

Court Summons for Eviction

On August 12, 2024, the Company’s landlord filed a court summons for eviction based on the Company’s failure to make payments pursuant to one of its lease agreements (Note 7). A court date was scheduled for November 14, 2024, and was subsequently postponed to November 21, 2024. On November 20, 2024, the Company paid the landlord $115 and on November 25, 2024, the court summons for eviction was dismissed by the landlord.